Contact: Anthony P. Costa                                  FOR IMMEDIATE RELEASE
         Chairman and Chief Executive Officer  Press Release dated July 16, 2008
         (866) 646-0003



           Empire State Bank Makes Strategic Decision to Foster Growth

          Increase in capital is for the purpose of moving forward the
                                 Bank's business


     Newburgh, New York, July 16, 2008 - Fueling the safe and sound growth of the bank is a priority at Empire State Bank and the main reason for the recent decision of the Board of ES Bancshares, Inc., the Bank's holding company to modify the terms of its 327,690 outstanding Common Stock Purchase Warrants and 190,000 Organizer Warrants to purchase Company Common Stock.

     Anthony Costa, Chairman and CEO, said, "We are excited to offer our warrant holders an opportunity to purchase additional stock at a reduced price. The main reason for raising additional capital is to allow the Bank to continue to grow at a managed pace and add new branch locations. We think there are real opportunities to expand in today's marketplace provided that we do so in a thoughtful manner. Despite the recent economic woes of many banks, Empire State Bank currently remains virtually free of delinquent and non-performing loans. As of June 30, 2008 loan arrears 30 days or more represent only 0.23% of our total loan portfolio and 0.14% of total assets."

     Costa said, "Adding capital now would allow the Bank to continue its growth in a safe and sound manner at a time when many financial institutions are taking significant losses on loans and other investments. Empire State Bank has enjoyed significant growth since opening a third branch and lending center in Staten Island, November 2007 and all branches have experienced growth in 2008. Our primary objective is to increase shareholder value through safe and sound growth."

     The Company has reduced the exercise price of the Common Stock Warrants from $10.00 to $6.75. As was previously announced, the Board extended the expiration




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date of such Common Stock Warrants from June 28, 2008 at 5:00 p.m. New York time to October 31, 2008 at 5:00 p.m. New York time.

     The Common Stock Warrants were originally issued in connection with the initial public offering on April 28, 2004. Each purchaser in the offering was provided with a Common Stock Warrant to purchase one share for every five shares purchased.

     The Company also announced that effective June 30, 2008, it had reduced the exercise price of its 190,000 Organizer Warrants from $10.00 to $6.75 for a period ending on October 31, 2008 after which the exercise price will revert back to $10.00 per share. The Organizer Warrants, which had an original exercise price of $10.00 per share and expiration date of June 28, 2009, were granted to its 19 organizers in connection with the opening of Empire State Bank. President and COO Phil Guarnieri said, "We anticipate that the organizers of the Bank would be major participants in the warrant offering. The organizers were responsible for forming the Bank and continue to be supporters."

     The Company has engaged American Stock Transfer and Trust Company as its Exchange Agent to facilitate the exercise of the Common Stock Warrants, and is in the process of sending warrant holders instructions on how to effectuate the exercise.

     Empire State Bank is a commercial bank that was founded in 2004. The Bank operates as a community-oriented institution offering a broad array of financial services to meet the needs of the communities it serves. The bank is headquartered in the town of Newburgh in Orange County, New York. In addition to its Staten Island branch it operates a branch in the city of New Paltz, Ulster County, New York. The Bank's deposits are insured up to the maximum allowable amount by the Bank Insurance Fund of the FDIC. The Bank maintains a website at www.esbna.com with corporate, investor and branch banking information.

     "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause ES Bancshares, Inc.'s actual results to differ from those expected at the time of this release, including changing market conditions, changes in local real estate values and loan demand, changes in the market price of ES Bancshares, Inc.'s common stock, competition, general and local economic conditions, changes in interest rates, our inability to carry out our marketing and/or expansion plans and regulatory concerns. Investors are urged to carefully review and consider the various disclosures made by ES Bancshares, Inc. in its periodic reports filed with the Securities and Exchange Commission, including the information disclosed in ES Bancshares, Inc.'s Annual Report on Form 10-KSB for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on ES Bancshares, Inc.'s web site at http://www.esbna.com.